Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 13th day of December, 2024 (the “Commencement Date”), by and between CONIFER HOLDINGS, Inc., a Michigan corporation (the “Company”) and Brian J. Roney (the “Executive”).

Background

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive. The Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the Executive’s employment relationship. This Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1.
Employment Period.
(a)
This Agreement shall be effective concurrently with the Commencement Date.
(b)
The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Commencement Date and ending on June 30, 2027 (the “Term”). For purposes of this Agreement, “Employment Period” means the period during which the Executive is employed by the Company.
2.
Terms of Employment.
(a)
Position and Duties.
(i)
During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as President of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as President and Chief Executive Officer of the Company. The Company may make changes after June 30, 2026 to the Executive’s roles, responsibilities and reporting from time to time without advance notice to accommodate its business interest and this Agreement will continue to apply after such changes.
(ii)
During the Term, and excluding any periods of paid time off or other leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time on a full-time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on corporate, civic or charitable boards or committees, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(b)
Compensation.
(iii)
Base Salary. During the Term, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to $425,000, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Term, the Annual Base Salary may be increased by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion. The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so adjusted.
(iv)
Annual Cash Bonus. In addition to the Annual Base Salary, for each fiscal year ending during the Term, the Executive may be eligible for an annual cash bonus or incentive compensation (the “Annual Bonus”) as determined by the Compensation Committee. The Annual Bonus is not guaranteed compensation, and the payment of same in any year is in the sole discretion of the Compensation Committee. Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus. The Executive must be employed with the Company in good standing on the payment date of the Annual Bonus to earn and be eligible to receive the Annual Bonus.
(v)
Transaction Bonus. The Company shall pay the Executive a transaction bonus in the total amount of $1,275,000.00 (the “Transaction Bonus”), payable in four equal installments (each such installment being $318,750.00) (collectively, the “Installments” and individually, each an “Installment”), subject to all withholdings and deductions, and in accordance with terms and conditions set forth in this Agreement. The first Installment shall be paid within fifteen (15) days of the Commencement Date. Subject to Section 3, the second Installment shall be paid on June 30, 2025, the third Installment shall be paid on June 30, 2026, and the fourth and final Installment shall be paid on June 30, 2027 (each payment date of the second, third, and fourth Installments being a “Payment Date”).
(vi)
Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company; such welfare benefit plans, practices, policies and programs may be modified by the Board of Directors of the Company from time to time.

(vii)
Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.
(viii)
Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company. Up to ten (10) days shall roll over to the next year, if not used during any calendar year. Other than as required by applicable law, upon termination of Executive’s employment for any reason, the Company will not pay any accrued or unused vacation time.
(c)
Recoupment of Unearned Incentive Compensation. The Executive acknowledges and agrees that the Company’s Compensation Recovery Policy, effective as of December 11, 2023, as previously acknowledged by the Executive, shall continue to govern all incentive compensation.
3.
Termination of Employment.
(d)
Termination of the Employment Period. Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right; (v) the termination of this Agreement by Executive pursuant to Section 3(b)(i)-(ii); or (vi) the expiration of the Term without renewal or other extension. If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and Affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).
(e)
Termination by the Executive.
(i)
Resignation Without Good Reason. This Agreement may be terminated by the Executive at any time without Good Reason (as defined below) upon thirty (30) days prior written notice to the Company (the “Resignation Notice”) or upon such shorter period as may be agreed upon between the Executive and the Board. In the event of such termination, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the date of the termination.
(ii)
Resignation With Good Reason. This Agreement may be terminated by the Executive resigning with Good Reason. For purposes of this Agreement, the Executive shall have “Good Reason” if, without the Executive’s signed written consent, (A) the Executive’s compensation is materially reduced, (B) before June 30, 2026, the Executive’s reporting relationship is negatively changed or the Executive’s duties or responsibilities are changed, or (C) before June 30, 2026, the Executive’s primary work location is moved more than 25 miles from the Company’s current offices in Birmingham, Michigan; provided, however, that the Executive shall not be considered to have resigned with “Good Reason” unless the following conditions are also met: (A) the Executive shall have given notice of the condition constituting

Good Reason to the Board within thirty (30) days of the occurrence of such condition; (B) the Executive shall have given the Company at least thirty (30) days in which to remedy the condition; and (C) the Executive shall have terminated employment within sixty (60) days of the failure of the Company to remedy the condition.
(f)
Benefits Payable Under Termination.
(i)
In the event of the Executive’s death during the Term or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided (A) the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability, and (B) the remaining unpaid Installments of the Transaction Bonus, if any.
(ii)
In the event of the Executive’s Termination for Cause or the expiration of the Term without renewal or other extension, the Executive shall be provided the Unconditional Entitlements.
(iii)
In the event of the termination by the Executive without Good Reason, the Executive shall be provided the Unconditional Entitlements and the Pro-Rated Transaction Bonus. The Executive shall forfeit all other unpaid Installments of the Transaction Bonus.
(iv)
In the event of the exercise by the Company of its Termination Right, or the Executive resigns his employment with Good Reason, the Executive shall be provided the Unconditional Entitlements and, subject to Executive signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties in substantially the form of Exhibit A attached hetero (the “Release”), the Company shall provide the Executive the Conditional Benefits. Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) shall only be payable or provided if the Executive signs and delivers the Release within the consideration period identified in the Release and the Executive does not revoke the Release within the revocation period identified in the Release. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.
(g)
Benefits Payable Upon Closure of the Company. In the event the Company ceases to exist during the Term, the Company shall pay the Executive any remaining unpaid Installments of the Transaction Bonus, if any, at least three (3) business days prior to any payments made to shareholders of the Company.

(h)
Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:
(v)
Earned Amounts. The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.
(vi)
Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.
(vii)
Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.
(viii)
Medical Coverage. The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage. The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive.
(ix)
Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.
(x)
Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock options, restricted stock units and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Executive’s employment terminated.
(i)
Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(xi)
Severance Amount. The Company shall pay the Executive the Annual Base Salary to which the Executive would be entitled for the period commencing on the day after the Termination Date and ending on the date of the end of the Term; provided the Executive signs and delivers the Release within the consideration period identified in the Release and the Release become irrevocable within such sixty (60) day period after the Termination Date. Such Annual Base Salary shall be paid in the amounts and on the dates upon which it would have been paid if the Employment Period had not ended prior to the end of the Term.
(xii)
Transaction Bonus. Subject to Section 3(c)(iv) above, the Company shall pay the Executive the remaining unpaid Installments of the Transaction Bonus, if any, in accordance with the Payment Dates as if the Executive was still employed by the Company.
(xiii)
Equity Awards. Any restricted stock unit or other equity award subject to vesting shall continue to vest in accordance with the terms of the Original Award Documents, notwithstanding the Executive’s termination of employment. Except as otherwise expressly provided herein, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.
(xiv)
Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:
(A)
With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of and within six months after a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall instead be made on the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and
(B)
To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(j)
Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:
(xv)
“Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.
(xvi)
“Bonus Year” means the period from July 1 of a year through June 30 of the subsequent calendar year (e.g., July 1, 2024 through June 30, 2025).
(xvii)
“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.
(xviii)
“Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).
(xix)
“Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the plan governing, such restricted stock or other equity award, each as in effect on the Termination Date.
(xx)
“Pro-Rated Transaction Bonus” means a pro-rated portion of the next Installment to be paid following the Termination Date. The Pro-Rated Transaction Bonus shall be calculated using a fraction, the numerator of which is the number of calendar days the Executive has been employed by the Company during the Bonus Year and the denominator of which is 365.
(xxi)
“Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executive at the expense of the Company, (B) unlawful conduct or gross misconduct that is materially injurious to the Company, (C) the conviction of the Executive of, or the Executive’s entry of a no contest or nolo contendre plea to, a felony, (D) breach by the Executive of the Executive’s fiduciary obligations as an officer or director of the Company, (E) a failure by the Executive to perform the duties and responsibilities of the Executive’s employment hereunder or any failure to follow lawful directives of the Company’s Board of Directors, in each case, which failure has been identified to the Executive on at least one prior occasion and such failure has not been cured by the Executive after the Board has given written notice to the Executive of such failure, and the Executive fails to cure the same within thirty (30) calendar days of receipt of such notice; or (F) material breach of this

Agreement, or of any statutory duty the Executive owes to the Company, which breach has not been cured by the Executive after the Board has given written notice to the Executive of such breach, and the Executive fails to cure the same within thirty (30) calendar days of receipt of such notice.
(xxii)
“Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (B) the date indicated in the Resignation Notice or such other date as agreed upon by Executive and the Company. Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.
(xxiii)
“Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.
(xxiv)
“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.
(k)
Conflict with Plans. As permitted under the terms of any stock option, performance share, restricted stock unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”), the Company and the Executive agree that the definition of Termination for Cause set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Plans (or any similar definition in any successor plan).
(l)
Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty six (36) months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
4.
Executive Remedy. The Executive shall be under no obligation to seek other employment or other engagement of the Executive’s services.
5.
Confidentiality.
(m)
Confidentiality. Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 5(a)). The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its

Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.
(n)
Company Property. Promptly following the Termination Date, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature. All business procured by Executive and all related business opportunities and plans made known to Executive while Executive is employed by or providing services to the Company shall remain the permanent and exclusive property of the Company.
(o)
Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the one-year period following the Termination Date, the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six-month period prior to the Termination Date), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.
(p)
Noncompetition. The Executive agrees that, while the Executive is employed by the Company and during the six-month period following the Termination Date, the Executive will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in any business activity that could be deemed to be competitive with one or more of the principal lines of business conducted by the Company and its Affiliates, taken as a whole. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. The Executive may seek a waiver of this Section 5(d) from the Board, and the Board may grant such a waiver in its sole discretion.

(q)
Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 5 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 5. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
(r)
Employee Proprietary Information and Inventions Assignment. The terms of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and the Company are hereby incorporated by reference (the “Invention Assignment Agreement”). To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.
(s)
Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 5 is invalid or unenforceable, the remainder of the provisions of this Section 5 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 5 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.
6.
Successors.
(t)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(u)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.
(v)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.
Miscellaneous.
(w)
This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Michigan, without regard to its conflict-of-laws principles. For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all state courts sitting within the confines of Oakland County, Michigan and all federal courts sitting within the confines of the Federal Eastern District of Michigan (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 7(b). The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(x)
All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address maintained in the Company’s records.

If to the Company: Conifer Holdings, Inc.

3001 W. Big Beaver Road

Troy, Michigan 48084

Attn: Chair of the Board

With copy (which

shall not constitute

notice) to: Honigman LLP

660 Woodward Ave., Ste. 2290

Detroit, Michigan 48226

Attn: Donald J. Kunz

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(y)
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(z)
From and after the Commencement Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.
(aa)
The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(bb)
The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed a waiver of such provision or right or any other provision or right of this Agreement.
(cc)
This Agreement and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

Signatures on the Following Page

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive: /s/ Brian J. Roney Brian J. Roney	The Company: CONIFER HOLDINGS, Inc. By: /s/ J. Grant Smith Name: J. Grant Smith Title: Chair of the Board

Signature Page to Employment Agreement

Exhibit A

FORM OF WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE of execution of this waiver and release.

1. For and in consideration of the payments and other benefits due to [Insert Name] (the “Executive”) pursuant to that certain Employment Agreement (the “Employment Agreement”) dated [date], by and between CONIFER HOLDINGS, Inc., a Michigan corporation (the “Company”), and the Executive, and for other good and valuable consideration, including the mutual promises made herein, the Executive and the Company irrevocably and unconditionally release and forever discharge each other and each and all of their present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors, heirs and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred up to and including the date of the execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, each party understands and agrees that the parties’ release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (except as to vested retirement benefits, if any), the Worker Adjustment and Retraining Notification Act, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

2. The Executive must sign and return this Release to the Company on or before the 30th day following the Termination Date (as defined in the Employment Agreement). The Executive can revoke this Release on or before the seventh day following the date of delivery of this Release to the Company, by sending written notification of the Executive’s intent to revoke this Release to the Company. This Release shall not become effective or enforceable until the seven-day revocation period has expired. All correspondence pursuant to this Section 2 must be sent to the attention of the Chair of the Board of the Company, by personal delivery or guaranteed overnight delivery.

Exhibit A - 1

3. The Executive and the Company acknowledge that they may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive and the Company each acknowledge that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive and the Company nevertheless intend to release each other from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

4. Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive and the Company, as applicable, do not waive or release: (a) rights to indemnification the Executive may have under (i) applicable law, (ii) any other agreement between the Executive and a Released Party and (iii) as an insured under any director’s and officer’s liability or other insurance policy now or previously in force; (b) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Company or its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are or may be jointly responsible; (c) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (d) the Executive’s rights as a shareholder of any of the Affiliated Entities; (e) any obligations of the Affiliated Entities under the Employment Agreement; (f) claims for improper self-dealing; improper distributions and other limitations imposed by applicable law; (g) any finally and judicially determined, knowing violation of the law by the Executive that has a material and adverse impact on the Company; (h) any fraud or other intentional misconduct by the Executive that has a material and adverse impact on the Company; (i) any material violation of any confidentiality, nonsolicitation or noncompetition agreement or provision executed by the Executive; or (j) any other claim not subject to release by operation of law.

5. The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original 21-day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after delivering this Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily

Exhibit A - 2

intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (y) filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, or (z) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

6. This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

___________________________ [Insert Name]	Dated:

Exhibit A - 3